Exhibit 99.1

Kanbay International, Inc. Reports Strong Third Quarter Results

Raising Full Year Guidance

Rosemont, IL – October 27, 2004 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced its financial results for the third quarter ended September 30, 2004.

Highlights for the third quarter ended September 30, 2004 include:

•                  Quarterly revenue increased to $50 million, up 12% sequentially and 82% year-over-year

•                  Revenue from third parties increased 15% sequentially and 89% year-over-year

•                  Operating income in the third quarter was $8.7 million, which was an increase of 15% sequentially and 315% year-over-year

•                  Third quarter net income of $7.6 million, up 18% sequentially and 178% year-over-year

Total revenue for the third quarter grew 12% sequentially and 82% year-over-year with revenue from third parties increasing by 15% sequentially and 89% year-over-year.  Third parties include all clients other than HSBC, Morgan Stanley, and their affiliates.  Operating income was $8.7 million in the third quarter, which was an increase of 15% sequentially and 315% year-over-year.  Net income for the quarter was $7.6 million, resulting in diluted earnings per share of $0.22 compared to net income of $6.4 million and diluted earnings per share of $0.21 in the second quarter of 2004.

“We are very pleased with our financial performance for the quarter and feel that it supports our positive outlook regarding our business and the overall environment for offshore IT services,” said Raymond Spencer, Chairman and Chief Executive Officer.  “We are beginning to realize the benefit of higher visibility in the marketplace as a result of our recent IPO and our strong growth.  We remain confident about our prospects to continue growing and to capitalize on an increasing number of business opportunities in our space.”

“We continue to make progress on our two key financial objectives – growing third party revenue and increasing operating margins toward 20%,” said Bill Weissman, Chief Financial Officer.  “Kanbay’s focus on expanding existing relationships and adding new clients continues to be successful.  Total revenue for the quarter of $50 million came in ahead of our prior estimate of $47 to $48 million.  Revenue from third parties increased 15% sequentially from the second quarter.  Our operating margin was 17.4% as compared to 16.9% in the previous quarter and 7.7% in the third quarter of 2003.  Margins increased due to improved gross margins and a reduction in SG&A expense as a percentage of revenue.   We continue to foresee additional improvement as revenue growth outpaces expense growth.”

Mr. Spencer added, “We see a number of industry trends that benefit Kanbay.  Customers today want vendors with deep domain expertise and flexible collaboration models.   We meet the domain expertise demand through our financial services industry specialization. Kanbay’s unique “co-sourcing” model provides a collaborative approach to building solutions by demonstrating commitment to our clients’ needs, building alignment with client goals, and ensuring transparency in all of our processes.”

Cyprian D’Souza, Chief People Officer, talking about Kanbay’s people culture said, “As offshore outsourcing grows in the coming years, attracting and retaining the best talent will be key to maintaining growth.  We believe our open, trusting and entrepreneurial culture will continue to attract the best talent across the world. As an example of our commitment to our people and culture, I am pleased to announce that the October 2004 issue of the Chicago Magazine ranked Kanbay as one of the Best Places to Work in Chicago.”

We are raising our guidance for the full year ending December 31, 2004 as follows:

•                  Revenue expected to be at least $182 million

•                  Diluted earnings per share of at least $0.83

Mr. Spencer said, “We have had a very strong 2004, with year-over-year revenue growth anticipated at roughly 70%.  Revenue growth in the third quarter exceeded our expectations and we currently see the fourth quarter exceeding our previous expectations.  Accordingly, we are raising our revenue guidance for the full year ending December 31, 2004 to at least $182 million and raising our earnings per share guidance to at least $0.83.

“We are in the middle of our 2005 planning process, so it would be premature to comment on projections for next year.  We plan to issue guidance for next year in conjunction with our fourth quarter earnings release.  We continue to maintain our long-term forecasted annual growth rate for the company of 25% to 30%.”

Conference Call

Kanbay management will host a conference call on October 27th at 8:30 a.m. (ET) to discuss the Company’s results of operations for the third quarter. To participate in the call, domestic callers can dial (800) 638-5439 and international callers can dial (617) 614-3945. The passcode for the conference call is 37697565.  The conference call will also be webcast and accessible through Kanbay’s website at www.kanbay.com.  Please access the website at least fifteen minutes prior to the call to register and download any required software.  A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on November 3, 2004, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 84112245. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on November 10, 2004, through Kanbay’s website at www.kanbay.com.

About Kanbay

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 3,600 employees, Kanbay provides its services primarily to credit services companies, banking institutions, capital markets firms, and insurance companies. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore, and India.

Forward-Looking Statements

This release contains statements relating to projections or future results.  These statements are forward-looking statements under the federal securities laws.  We can make no assurance that any projections or future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Prospectus filed with the SEC on July 22, 2004.

Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
Net revenues—related parties	$32,217	$18,005	$87,308	$48,909
Net revenues—third parties	17,756	9,406	44,420	26,515

Total revenues	49,973	27,411	131,728	75,424

Cost of revenues	26,412	14,924	69,326	41,417

Gross profit	23,561	12,487	62,402	34,007
Sales and marketing expenses	4,912	3,045	13,061	7,975
General and administrative expenses	7,983	6,165	22,539	17,158
Stock compensation expense	268	358	874	1,026

Total selling, general and administrative expenses	13,163	9,568	36,474	26,159
Depreciation and amortization	1,638	781	3,860	2,305
Loss on sale of fixed assets	54	38	34	31

Income from operations	8,706	2,100	22,034	5,512
Other income (expense)
Interest expense and other, net	65	59	103	(226)
Equity in earnings of affiliate	625	579	2,009	1,569

Total other income/(expense)	690	638	2,112	1,343

Income before income taxes	9,396	2,738	24,146	6,855
Income tax expense	1,839	20	4,829	100

Net income	7,557	2,718	19,317	6,755
Dividends on preferred stock	—	(152)	(277)	(454)
Increase in carrying value of stock subject to repurchase	—	(558)	—	(2,362)

Income available to common stockholders	$7,557	$2,008	$19,040	$3,939

Income per share of common stock
Basic	$0.24	$0.10	$0.77	$0.19
Diluted	$0.22	$0.07	$0.62	$0.15

Weighted average number of common shares outstanding	31,135,821	20,484,721	24,587,344	20,484,721
Weighted average number of common and dilutive shares outstanding	34,487,044	29,159,411	31,133,962	29,183,379

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$16,650	$17,419
Restricted cash	2,500	—
Short term investments	52,319	—
Trade accounts receivable	31,706	10,469
Other current assets	9,394	5,062
Total Current Assets	112,569	32,950
Property and equipment - net	19,684	11,315
Investment in affiliate	23,509	22,185
Long term investments	7,697	—
Other assets	1,350	1,909
Total Assets	$164,809	$68,359
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,997	$2,312
Accrued and other current liabilities	33,304	18,539
Total Current Liabilities	36,301	20,851
Total Liabilities	36,301	20,851
Stockholders’ Equity	128,508	47,508
Total Liabilities and Stockholders’ Equity	$164,809	$68,359

Contacts:

Debra Johnson, Public Relations

847.384.6151

djohnson@kanbay.com

Atul Phull, Investor Relations

847.384.8850

aphull@kanbay.com